SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                     UNDER THE SECURITIES EXCHANGE ACT 1934*

                                (Amendment No. 1)

                      Global Light Telecommunications Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   37934X 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

         [ ]     Rule 13d-1(b)

         [ ]     Rule 13d-1(c)

         [X]     Rule 13d-1(d)






------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------
CUSIP No. 37934X 10 0
-------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     James G. Dinan
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.A.
--------------------------------------------------------------------------------
          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                             3,045,837 Common Shares
          OWNED BY              ------------------------------------------------
            EACH                   6      SHARED VOTING POWER
          REPORTING
         PERSON WITH                             -0- Common Shares
                                ------------------------------------------------
                                   7      SOLE DISPOSITIVE POWER

                                                 3,045,837 Common Shares
                                ------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                                 -0- Common Shares
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,045,837 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.8%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------
CUSIP No. 37934X 10 0
-------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Investment Limited
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Commonwealth of the Bahamas
--------------------------------------------------------------------------------
          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                             1,274,466 Common Shares
          OWNED BY              ------------------------------------------------
            EACH                   6      SHARED VOTING POWER
          REPORTING
         PERSON WITH                             -0-
                                ------------------------------------------------
                                   7      SOLE DISPOSITIVE POWER

                                                 1,274,466 Common Shares
                                ------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                                 -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,274,466 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.1%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------
CUSIP No. 37934X 10 0
-------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Capital Management L.P.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                             566,073 Common Shares
          OWNED BY              ------------------------------------------------
            EACH                   6      SHARED VOTING POWER
          REPORTING
         PERSON WITH                             -0-
                                ------------------------------------------------
                                   7      SOLE DISPOSITIVE POWER

                                                 566,073 Common Shares
                                ------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                                 -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     566,073 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.8%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------
CUSIP No. 37934X 10 0
-------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Select L.P.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                             274,300 Common Shares
          OWNED BY              ------------------------------------------------
            EACH                   6      SHARED VOTING POWER
          REPORTING
         PERSON WITH                             -0-
                                ------------------------------------------------
                                   7      SOLE DISPOSITIVE POWER

                                                 274,300 Common Shares
                                ------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                                 -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     274,300 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.9%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------
CUSIP No. 37934X 10 0
-------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Institutional Partners, L.P.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                             16,402 Common Shares
          OWNED BY              ------------------------------------------------
            EACH                   6      SHARED VOTING POWER
          REPORTING
         PERSON WITH                             -0-
                                ------------------------------------------------
                                   7      SOLE DISPOSITIVE POWER

                                                 16,402 Common Shares
                                ------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                                 -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     16,402 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------
CUSIP No. 37934X 10 0
-------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Offshore Investors Unit Trust
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                             478,733 Common Shares
          OWNED BY              ------------------------------------------------
            EACH                   6      SHARED VOTING POWER
          REPORTING
         PERSON WITH                             -0-
                                ------------------------------------------------
                                   7      SOLE DISPOSITIVE POWER

                                                 478,733 Common Shares
                                ------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                                 -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     478,733 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.5%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     OO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------
CUSIP No. 37934X 10 0
-------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Select Unit Trust
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                             215,000 Common Shares
          OWNED BY              ------------------------------------------------
            EACH                   6      SHARED VOTING POWER
          REPORTING
         PERSON WITH                             -0-
                                ------------------------------------------------
                                   7      SOLE DISPOSITIVE POWER

                                                 215,000 Common Shares
                                ------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                                 -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     215,000 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.7%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G

                  Pursuant to Rule 13d-2(b) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this Amendment No. 1 amends the Schedule 13G of James G. Dinan, dated February 16, 1999 (collectively, the "Statement") with respect to the common shares, no par value per share (the "Common Shares"), of Global Light Telecommunications Inc., a Yukon corporation (the "Company"). Terms used and not otherwise defined herein shall have the respective meanings set forth in the Statement. Except as supplemented by the information contained herein or otherwise expressly indicated below, the information provided in the Statement remains in effect.

ITEM 1(A).                 NAME OF ISSUER:

                           Global Light Telecommunications Inc.


ITEM 1(B).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           999 West Hastings Street, Suite 530
                           Vancouver, British Columbia V6C 2W2


ITEM 2.(A),                NAME OF PERSON FILING; ADDRESS
(B) AND (C)                OF PRINCIPAL BUSINESS OFFICE; CITIZENSHIP:
                           -----------------------------------------

         This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

          (i) James G. Dinan ("Dinan"), an individual who is the Senior Managing Member and holder of a controlling interest in Dinan Management, L.L.C. ("Dinan Management"), York Select Domestic Holdings, LLC, York Select Offshore Holdings LLC and York Offshore Holdings, L.L.C., all New York limited liability companies and an indirect controlling interest in York Offshore Holdings, Ltd ("YOH, Ltd"), a Bahamas Corporation. Dinan is a citizen of the United States.

         (ii) York Investment Limited ("York Investment"), a corporation of The Commonwealth of The Bahamas.

         (iii) York Capital Management, L.P. ("York Capital"), a Delaware limited partnership.

         (iv) York Select, L.P. ("York Select"), a Delaware limited partnership.

         (v) York Institutional Partners, L.P. ("York Institutional"), a Delaware limited partnership.

         (vi) York Offshore Investors Unit Trust ("York Offshore"), a trust organized under the laws of the Cayman Islands.

          (vii) York Select Unit Trust ("York Select Trust"), a trust organized under the laws of the Cayman Islands.

         YOH, Ltd, is the Manager of York Investment. Dinan has an indirect controlling interest in YOH, Ltd.

         Dinan Management acts as General Partner of York Capital York Institutional. York Select Domestic Holdings LLC acts as General Partner of and York Select. Each of York Capital, York Select and York Institutional is a privately owned investment limited partnership.

         YOH, LLC is the manager of York Offshore.

         York Select Offshore Holdings, LLC is the manager of York Select Unit Trust.

         Dinan is also filing this statement on behalf of certain other funds and accounts ("Managed Accounts") over which he has discretionary investment authority. Dinan is the President and sole shareholder of JGD Management Corp., a Delaware corporation, which manages the Managed Accounts.

ITEM 2(B).                 ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of each of Dinan, York Capital, York Select and York Institutional is:

                                    350 Park Avenue
                                    4th Floor
                                    New York, New York 10022

         The address of York Investment for purposes of this filing is:

                                    York Investment Limited
                                    c/o York Capital Management
                                    350 Park Avenue
                                    4th Floor
                                    New York, New York 10022

         The address of York Offshore for purposes of this filing is:

                                    York Offshore Investors Unit Trust
                                    c/o York Capital Management
                                    350 Park Avenue
                                    4th Floor
                                    New York, New York 10022

         The address of York Select Trust for purposes of this filing is:

                                    York Select Unit Trust
                                    c/o York Capital Management
                                    350 Park Avenue
                                    4th Floor
                                    New York, New York 10022

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Shares

ITEM 2(E).     CUSIP NUMBER:

               37934X 10 0

ITEM 4.(A),
(B) AND (C)    OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (i)   Dinan

               (a)  Amount beneficially owned: 3,045,837 shares.

               (b)  Percent of class: 9.8%.

               (c)  Number of shares as to which such person has:

                    (i) Sole power to vote or direct the vote 3,045,837 shares.

                    (ii)   Shared power to vote or direct the vote -0- shares.

                    (iii) Sole power to dispose or direct the disposition of 3,045,837 shares.

                    (iv) Shared power to dispose or direct the disposition of -0- shares.

         (ii)  York Investment

               (a)  Amount beneficially owned: 1,274,466 shares.

               (b)  Percent of class: 4.1%.

               (c)  Number of shares as to which such person has:

                    (i) Sole power to vote or direct the vote 1,274,466 shares.

                    (ii)   Shared power to vote or direct the vote -0-.

                    (iii) Sole power to dispose or direct the disposition of 1,274,466 shares.

                    (iv) Shared power to dispose or direct the disposition of -0-.

         (iii) York Capital

               (a)  Amount beneficially owned: 566,073 shares.

               (b)  Percent of class: 1.8%.

               (c)  Number of shares as to which such person has:

                    (i) Sole power to vote or direct the vote 566,073 shares.

                    (ii)   Shared power to vote or direct the vote -0-.

                    (iii) Sole power to dispose or direct the disposi-tion of 566,073 shares.

                    (iv) Shared power to dispose or direct the disposi-tion of -0-.

         (iv)  York Select

               (a)  Amount beneficially owned: 274,300 shares.

               (b)  Percent of class: 0.9%.

               (c)  Number of shares as to which such person has:

                    (i) Sole power to vote or direct the vote 274,300 shares.

                    (ii)   Shared power to vote or direct the vote -0-.

                    (iii) Sole power to dispose or direct the disposition of 274,300 shares.

                    (iv) Shared power to dispose or direct the disposition of -0-.

         (v)   York Institutional

               (a)  Amount beneficially owned: 16,402 shares.

               (b)  Percent of class: 0.1%.

               (c)  Number of shares as to which such person has:

                    (i)    Sole power to vote or direct the vote 16,402 shares.

                    (ii)   Shared power to vote or direct the vote -0-.

                    (iii) Sole power to dispose or direct the disposition of 16,402 shares.

                    (iv) Shared power to dispose or direct the disposition of -0-.

         (vi)  York Offshore

               (a)  Amount beneficially owned: 478,733 shares.

               (b)  Percent of class: 1.5%.

               (c)  Number of shares as to which such person has:

                    (i)    Sole power to vote or direct the vote 478,733 shares.

                    (ii)   Shared power to vote or direct the vote -0-.

                    (iii) Sole power to dispose or direct the disposition of 478,733 shares.

                    (iv) Shared power to dispose or direct the disposition of -0-.

         (vii) York Select Unit Trust

               (a)  Amount beneficially owned: 215,000 shares.

               (b)  Percent of class: 0.7%.

               (c)  Number of shares as to which such person has:

                    (i) Sole power to vote or direct the vote 215,000 shares.


         The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 31,110,900 Common Shares outstanding on December 31, 2001.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               ---------------------------------------------------------------
         The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Shares.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2002



                                                /s/ James G. Dinan
                                                -------------------------
                                                     James G. Dinan

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2002



                                          YORK INVESTMENT LIMITED

                                          By:  York Offshore Holdings, Ltd.


                                          By:/s/ James G. Dinan
                                             -----------------------------
                                             James G. Dinan
                                             Director

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2002




                                          YORK CAPITAL MANAGEMENT, L.P.

                                          By:  DINAN MANAGEMENT, L.L.C.



                                          By:/s/ James G. Dinan
                                             -----------------------------
                                             James G. Dinan
                                             Senior Managing Member

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2002




                                         YORK SELECT, L.P.

                                         By:  York Select Domestic Holdings, LLC


                                         By:/s/ James G. Dinan
                                            -----------------------------
                                            James G. Dinan
                                            Senior Managing Member

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2002


                                          YORK INSTITUTIONAL PARTNERS, L.P.

                                          By:  DINAN MANAGEMENT, L.L.C.


                                          By:/s/ James G. Dinan
                                             -----------------------------
                                             James G. Dinan
                                             Senior Managing Member

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2002


                                          YORK OFFSHORE INVESTORS UNIT TRUST

                                          By:  YORK OFFSHORE HOLDINGS, L.L.C.


                                          By:/s/ James G. Dinan
                                             -----------------------------
                                             James G. Dinan
                                             Senior Managing Member




ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2002




                                          YORK SELECT UNIT TRUST

                                          By: York Select Offshore Holdings, LLC


                                          By:/s/ James G. Dinan
                                             -----------------------------
                                             James G. Dinan
                                             Senior Managing Member